Exhibit (23)b


                INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN



Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Snap-on Incorporated dismissed Arthur Andersen LLP ("Andersen") as its independent auditors effective June 14, 2002. For additional information, see Snap-on's Current Report on Form 8-K dated June 21, 2002. After reasonable efforts, Snap-on has been unable to obtain Andersen's written consent to the incorporation by reference into Snap-on's registration statements (Registration Statement File Nos. 2-53663, 2-53578, 33-7471, 33-22417, 33-37924, 33-39660,
33-57898, 33-55607, 33-58939, 33-58943, 333-14769, 333-21277, 333-21285,
333-41359 and 333-62098) and the related prospectuses (the "Registration Statements") of Andersen's audit reports with respect to Snap-on's consolidated financial statements as of December 29, 2001 and for the two years in the period then ended where such incorporation is by virtue of Snap-on including such report in this Annual Report on Form 10-K. Under these circumstances, Rule 437a under the Securities Act permits Snap-on to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Andersen. As a result, with respect to transactions in Snap-on's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein where such liability would otherwise arise by virtue of Snap-on including such report in this Annual Report on Form 10-K. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act based on such circumstances.


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